Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President,
Chief Administrative Officer, and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
September 2, 2016
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS SECOND QUARTER 2016 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal quarter ended July 30, 2016.
Overview of Preliminary, Unaudited Results
Results for the second fiscal quarter of 2016 compared to the second fiscal quarter of 2015 included:

•	Net income increased $11.0 million to $10.6 million from a $0.4 million net loss

•	Comparable store sales decreased 4.9%

•	Adjusted EBITDA decreased $6.4 million to $(0.9) million from $5.5 million

•	Gain on the sale of assets was $25.3 million

•	Operating income increased $17.7 million to $18.0 million from $0.3 million

•	Earnings per share increased $0.49 to $0.47 from $0.02 loss per share

Will Powell, Chief Executive Officer and President, said, “We continued to make progress on our longer-term strategic initiatives in the second quarter, including our America's Appliance Experts® ("AAE") program, operating expense reduction, and our IT transformation project. We were affected negatively by the aggressive appliance promotional environment, which lowered average unit prices on stable unit demand, and by our lack of transactional websites for our Hometown segment. Shoppers are increasingly choosing to purchase products directly online in our key product categories, as evidenced by our primary competitors continuing to report large online sales gains. As we have previously disclosed, we obtained the rights from Sears Holdings in the recent amendments to our separation agreements, which we executed in May 2016, to develop and operate transactional websites for our Hometown segment. We have begun development of these transactional websites as part of our larger IT transformation project. We are currently on target to launch the new websites in the fourth quarter of 2016, a quarter earlier than our original plan. We believe this will improve the Company's long-term competitive position."
Segment Performance Highlights
Hometown posted an overall comparable store sales decline of 6.5% in the second quarter of 2016, which was driven by declines in the home appliance and lawn and garden categories.

•
Home-appliance comparable store sales were down 3.8% due to lower year-over-year demand during the July 4th promotional period and our decision not to repeat several free-delivery promotions in the quarter. As a result of increased industry promotional activity by competitors, this category continues to face margin pressure. In the second quarter, unit sales of big-ticket major appliances fell slightly at 0.8%, but a drop in the average unit price on these sales contributed 248 basis points to the overall comparable store sales decline in home appliances.

•
The lawn and garden category experienced a 12.6% comparable store sales decline and continued to be impacted by unfavorable weather conditions in our key trade areas. The decline was driven by power lawn equipment, which represents 78% of category sales.

•
For the quarter we again achieved a comparable store sales increase in mattresses. The 18.2% increase reflects growth in both transaction count and average ticket growth through improved assortments and increased focus on our marketing in this higher-margin, strategic-growth category.

Outlet comparable store sales declined 0.5% in the second quarter of 2016, but the segment experienced a 2.6% increase in home-appliance comparable store sales.

•
The home appliance category was positively impacted by our strategic investment to increase year-over-year inventory position. However, Outlet home appliance margins continue to be impacted by aggressive industry pricing that negatively affect the customer value perception of our out-of-box appliances.

•
Mattress comparable store sales were down 16.9% due to lower inventory. We believe that we can achieve improvements during the remainder of 2016 due to new supply relationships and expanded assortments.

•	Lawn and garden comparable store sales were down 17.5% due largely to weather-related issues similar to those experienced in our Hometown Segment.

•
The apparel category experienced a 36.7% comparable store sales decline and was affected by the continuing impact of significantly reduced inventory availability from Sears Holdings, our sole source for this category. We do not expect inventory availability to improve and plan to continue to deemphasize this category, allocating the space to expanded home appliances, furniture, and mattress assortments.

Other Business Highlights
America’s Appliance Experts: In the second quarter of 2016 we converted another 92 Hometown stores to AAE, which we believe improves our home appliances shopping experience. The AAE store locations outperformed non-AAE locations in total and home-appliance comparable store sales by 120 basis points and 296 basis points in the first two quarters of 2016, respectively. At the end of the second quarter of 2016, we had 346 AAE locations and plan to convert over 100 additional locations in 2016.
Lease-to-Own Program: Our lease-to-own program continued to experience strong growth during the second quarter of 2016. This growth was driven by increased focus on store adoption and marketing of this program across our store base. We expect this program to be a long-term sales growth platform as we have an opportunity to offer a differentiated lease-to-own experience to a credit-challenged customer base that is being under served by our competitors, particularly in home appliances.
Commercial Sales Program: In 2015, we launched our Commercial Sales program to grow new revenue streams by actively engaging businesses that need to purchase large quantities of merchandise in our core product categories, particularly in rural markets that are under served by commercial sales competitors. Sales in the program are growing quickly as we increase dealer and franchisee participation.
Expense Reductions: In the second quarter of 2016, Selling and administrative expense was down $20.1 million (107 basis points) compared to the second quarter of 2015. Our Selling and administrative expense favorably reflected the closure of 137 unproductive stores along with additional actions taken in 2015 to reduce overall payroll and benefit costs at our support center and in our field organization.
Store Activity: In the second quarter of 2016, we did not open any new stores and closed 22 under-performing stores in Hometown. For the first two quarters of 2016, we opened two stores and closed 39 stores in Hometown and had no openings or closures in Outlet. The Hometown-segment closures, which unfavorably impacted EBITDA $0.5 million during the first two quarters of 2016, are largely part of our previously disclosed intent to close the portion of our Hardware Stores and Home Appliance Showrooms that have historically underperformed. We continue to take proactive steps to accelerate our ability to close this identified group of stores.
IT Transformation and Operational Independence: We continued to make progress with our IT transformation initiative, which will provide greater strategic and operating flexibility including improvements in our ability to assort and price merchandise, as well as the ability to source products directly from vendors. Selling and administrative expenses included $3.3 million and $3.2 million of IT transformation costs for the second quarters of 2016 and 2015, respectively. We have completed testing of purchase order and receipt functionality with a key vendor, and we expect that we will have the ability to begin direct vendor purchases in the first quarter of 2017.
Property Sale: In the second quarter we completed the planned sale of our property in San Leandro, CA, which generated net proceeds of $26.1 million. The $25.3 million gain was included in operating income. We will continue operating our highly productive retail store in this location. As previously disclosed, we continue to evaluate alternatives for a small number of owned properties to generate additional stockholder value, although these properties have a much lower value than San Leandro, CA.
Borrowings and Cash Flow: At the end of the second quarter of 2016, outstanding borrowings on our senior ABL facility were $70.4 million, and we had $173.9 million of unused borrowing capacity. As part of the amendments to our agreements with Sears Holdings, SHO paid Sears Holdings on accelerated three-day terms in exchange for a 37-basis-point cash discount on merchandise and services delivered before the end of the second quarter of 2016. This payment arrangement resulted in additional borrowings during the quarter, but the early-payment discount of $1.0 million recognized during the quarter less incremental interest expense resulted in a net financial benefit to SHO. While we are continuing this payment arrangement, we can in our sole discretion revert to ten-day, no-discount payment terms at any time.
Second Quarter Results
Net sales in the second quarter of 2016 decreased $63.2 million, or 10.2%, to $556.4 million from the second quarter of 2015. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 4.9% decrease in comparable store sales.

Comparable store sales were down 6.5% and 0.5% in Hometown and Outlet, respectively. The consolidated comparable store sales decrease of 4.9% was primarily due to lower sales in lawn and garden, which were impacted by unfavorable weather conditions, lower Hometown home appliances sales due to softness during the July 4th promotional period and industry-wide selling price erosion resulting from an aggressive promotional environment, and lower Outlet apparel and mattress sales due to a decrease in product supply from Sears Holdings. These decreases were partially offset by higher Outlet home appliance sales driven by an increase in inventory position compared to the second quarter of 2015.

Gross margin was $114.9 million, or 20.6% of net sales, in the second quarter of 2016 compared to $141.4 million, or 22.8% of net sales, in the second quarter of 2015. The decrease in gross margin rate was primarily driven by lower margin on merchandise sales, higher occupancy costs due to a higher number of Company-operated locations, and higher shrink resulting from a $2.3 million physical inventory gain in Hometown in the second quarter of 2015. For the first two quarters of 2016, the unfavorable impact of the year-over-year shrink was $7.6 million. The total impact of occupancy costs and shrink reduced gross margin 360 basis points in the second quarter of 2016 compared to a reduction of 243 basis points in the second quarter of 2015.

Selling and administrative expenses decreased to $118.8 million, or 21.4% of net sales, in the second quarter of 2016 from $138.9 million, or 22.4% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower commissions paid to dealers and franchisees on lower sales volume and from operating a higher number of Company-operated stores in 2016 and lower expenses due to stores closed (net of new store openings) since the third quarter of 2015. These declines were partially offset by higher payroll and benefits due to a higher number of Company-operated stores.

During the second quarter of 2016, we completed the sale of a property located in San Leandro, California. Proceeds from the sale were $26.1 million, and we recorded a gain on the sale of $25.3 million.

We recorded operating income of $18.0 million and $0.3 million in the second quarters of 2016 and 2015, respectively. The increase in operating income was primarily due to the $25.3 million gain on sale of assets and lower selling and administrative expenses partially offset by lower gross margin (including the impact of lower volume and a lower gross margin rate partially driven by higher shrink).

Net Income
We recorded net income of $10.6 million for the second quarter of 2016 compared to a net loss of $0.4 million for the prior-year comparable quarter. The increase in our net income was primarily attributable to the factors discussed above partially offset by higher income tax expense. Income tax expense of $6.9 million and $0.6 million were recorded in the second quarters of 2016 and 2015, respectively.

Financial Position

We had cash and cash equivalents of $18.7 million as of July 30, 2016, $23.4 million as of August 1, 2015, and $18.2 million as of January 30, 2016. Unused borrowing capacity as of July 30, 2016 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $173.9 million with $70.4 million drawn and $5.7 million of letters of credit outstanding. For the first two quarters of 2016 we funded ongoing operations with cash on-hand, proceeds from asset sales and cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation and capital expenditures and for general corporate purposes.

Total merchandise inventories were $427.2 million at July 30, 2016 and $431.4 million at August 1, 2015. Merchandise inventories declined $25.3 million in Hometown and increased $21.1 million in Outlet. The decrease in Hometown was primarily due to store closures. Outlet's increase was primarily driven by growth in sourcing relationships for out-of- box appliances from sources other than Sears Holdings, which was partially offset by reduced apparel and mattress receipts from Sears Holdings.

Comparable Store Sales

Comparable store sales amounts include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Since the second quarter of 2015 the Company has been excluding initial franchise revenues from Adjusted EBITDA. This change is based on the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and is intended to better align Adjusted EBITDA for purposes of incentive compensation.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		26 Weeks Ended
Thousands	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net income (loss)	$10,642	$(405)	$7,071	$887
Income tax (benefit) expense	6,898	627	5,042	2,024
Other income	(378)	(560)	(775)	(1,242)
Interest expense	886	614	1,652	1,395
Operating income	18,048	276	12,990	3,064
Depreciation and amortization	3,293	2,164	6,550	4,025
Gain on the sale of assets	(25,269)	—	(25,269)	—
Severance and executive transition costs	—	(305)	—	1,066
Initial franchise revenues net of provision for losses	(251)	162	(283)	36
IT transformation investments	3,323	3,185	6,473	4,645
Adjusted EBITDA	$(856)	$5,482	$461	$12,836

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if Sears Holdings’ financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of out-of-box products could decline; our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation initiative in accordance with our plans and expectations; imitations and restrictions in our Credit Agreement and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended July 30, 2016, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of July 30, 2016, we or our independent dealers and independent franchisees operated a total of 1,123 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Thousands, except per share amounts	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
NET SALES	$556,388	$619,610	$1,093,369	$1,202,379
COSTS AND EXPENSES
Cost of sales and occupancy	441,508	478,250	862,298	920,660
Selling and administrative	118,808	138,920	236,800	274,630
Depreciation and amortization	3,293	2,164	6,550	4,025
Gain on the sale of assets	(25,269)	—	(25,269)	—
Total costs and expenses	538,340	619,334	1,080,379	1,199,315
Operating income	18,048	276	12,990	3,064
Interest expense	(886)	(614)	(1,652)	(1,395)
Other income	378	560	775	1,242
Income before income taxes	17,540	222	12,113	2,911
Income tax expense	(6,898)	(627)	(5,042)	(2,024)
NET INCOME (LOSS)	$10,642	$(405)	$7,071	$887

NET (LOSS) INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.47	$(0.02)	$0.31	$0.04
Diluted:	0.47	(0.02)	0.31	0.04

Basic weighted average common shares outstanding	22,696	22,666	22,681	22,666
Diluted weighted average common shares outstanding	22,699	22,666	22,682	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	July 30, 2016	August 1, 2015	January 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,690	$23,390	$18,244
Accounts and franchisee receivables, net	17,017	13,583	11,753
Merchandise inventories	427,234	431,376	434,846
Prepaid expenses and other current assets	18,562	17,550	22,176
Total current assets	481,503	485,899	487,019
PROPERTY AND EQUIPMENT, net	50,898	48,936	49,315
INTANGIBLE ASSETS, net	2,376	—	4,377
LONG-TERM DEFERRED TAXES	74,984	53,904	79,141
OTHER ASSETS, net	13,117	43,395	13,981
TOTAL ASSETS	$622,878	$632,134	$633,833

LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$70,400	$10,100	$68,300
Payable to Sears Holdings Corporation	34,868	91,778	54,126
Accounts payable	38,418	29,463	39,762
Other current liabilities	66,667	75,755	66,466
Total current liabilities	210,353	207,096	228,654
OTHER LONG-TERM LIABILITIES	2,868	2,264	2,670
TOTAL LIABILITIES	213,221	209,360	231,324
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	409,657	422,774	402,509
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$622,878	$632,134	$633,833

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$396,614	$460,747	$763,193	$871,407
Comparable store sales %	(6.5)%	(1.1)%	(4.6)%	(0.8)%
Cost of sales and occupancy	313,231	357,533	597,369	668,620
Gross margin dollars	83,383	103,214	165,824	202,787
Margin rate	21.0%	22.4%	21.7%	23.3%
Selling and administrative	83,554	99,958	164,407	194,580
Selling and administrative expense as a percentage of net sales	21.1%	21.7%	21.5%	22.3%
Depreciation and amortization	1,507	883	3,076	1,536
Total costs and expenses	398,292	458,374	764,852	864,736
Operating (loss) income	$(1,678)	$2,373	$(1,659)	$6,671
Total Hometown stores			964	1,057

Outlet
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$159,774	$158,863	$330,176	$330,972
Comparable store sales %	(0.5)%	(2.2)%	(1.9)%	(2.6)%
Cost of sales and occupancy	128,277	120,717	264,929	252,040
Gross margin dollars	31,497	38,146	65,247	78,932
Margin rate	19.7%	24.0%	19.8%	23.8%
Selling and administrative	35,254	38,962	72,393	80,050
Selling and administrative expense as a percentage of net sales	22.1%	24.5%	21.9%	24.2%
Depreciation and amortization	1,786	1,281	3,474	2,489
Gain on the sale of assets	(25,269)	—	(25,269)	—
Total costs and expenses	140,048	160,960	315,527	334,579
Operating income (loss)	$19,726	$(2,097)	$14,649	$(3,607)
Total Outlet stores			159	158